Exhibit 10.1

EXECUTION VERSION

THIRD LIEN CREDIT AGREEMENT

Dated as of June 15, 2016

Between

DYNCORP INTERNATIONAL INC.,

as Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

and

DYNCORP FUNDING LLC,

as Lender and Collateral Agent

Reference is made to the Intercreditor Agreement, dated as of June 15, 2016, between BANK OF AMERICA, N.A., as Priority Lien Agent (as defined therein), WILMINGTON TRUST, NATIONAL ASSOCIATION, as Second Lien Collateral Trustee (as defined therein), and DYNCORP FUNDING LLC, as Third Lien Collateral Trustee (as defined therein) (the “Intercreditor Agreement”). Each holder of Initial Third Lien Obligations (as defined therein), by its acceptance of such Initial Third Lien Obligations (i) consents to the subordination of Liens as provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Third Lien Collateral Trustee (as defined therein) on behalf of each Third Lien Secured Party (as defined therein) to enter into the Intercreditor Agreement as Third Lien Collateral Trustee on behalf of such Third Lien Secured Parties. The foregoing provisions are intended (i) as an inducement to the lenders under the Priority Credit Agreement (as defined in the Intercreditor Agreement) to extend credit to DynCorp International Inc. and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement and (ii) as an inducement to the holders of the Second Lien Indenture Notes (as defined therein) to acquire such Second Lien Indenture Notes and such holders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Capitalized terms used and not defined in this paragraph have the respective meanings assigned to them in the Intercreditor Agreement. The Third Lien Collateral Trustee, for itself and on behalf of each Third Lien Secured Party, agrees and acknowledges that, and each holder of a Third Lien Obligation by its acceptance hereof acknowledges and agrees that, in accordance with the restrictions set forth in the Intercreditor Agreement, (i) the Third Lien Obligations shall in all respects be subordinate and junior in right of payment to all Priority Lien Obligations and Second Lien Obligations in the manner and to the extent set forth in the Intercreditor Agreement, (ii) until the Discharge of Priority Lien Obligations and Second Lien Obligations, the Third Lien Secured Parties and any other holders of the Third Lien Obligations (x) shall not be entitled at any time to receive or collect any payments in respect of principal, interest or any other amounts payable in respect of the Third Lien Obligations by or on behalf of DynCorp or any other Grantor or any of DynCorp’s Subsidiaries (other than as expressly set forth in the Intercreditor Agreement), and (y) shall not take, demand or receive from DynCorp, any other Grantor or any of DynCorp’s other Subsidiaries, and DynCorp, the other Grantors and DynCorp’s other Subsidiaries shall not make, give or permit, directly or indirectly, any payment of the whole or any portion of the Third Lien Obligations, including without limitation by way of deduction from or setoff against any amounts due to DynCorp, any other Grantor or any of DynCorp’s other Subsidiaries from holders of Third Lien Obligations (except as expressly permitted by the Intercreditor Agreement), and (iii) in the event the Priority Lien Obligations or the Second Lien Obligations become due and payable in full, whether upon maturity, acceleration or otherwise, any payment or distribution of any kind or character, whether in cash, property or securities which, but for the provisions of the Intercreditor Agreement would otherwise be payable or deliverable upon or in respect of any Third Lien Obligations, shall instead be paid over and delivered (x) until Discharge of Priority Lien Obligations, to the Priority Lien Agent, for application on account of the Priority Lien Obligations, and (y) following Discharge of Priority Lien Obligations and prior to Discharge of Second Lien Obligations, to the Second Lien Collateral Trustee, for application on account of the Second Lien Obligations in each case, in accordance with the terms of the Intercreditor Agreement, with the result that the Third Lien Secured Parties shall not receive any such payment or distribution or any benefit therefrom. The Third Lien Collateral Trustee, for itself and on behalf of each other Third Lien Secured Party, agrees that and each holder of a Third Lien Obligation by its acceptance hereof acknowledges and agrees that if, contrary to the preceding sentence, other than as expressly permitted by the Intercreditor Agreement, the Third Lien Collateral Trustee or any other Third Lien Secured Party (or any other holder of Third Lien Obligations) shall receive or collect any payment or distribution of any kind or character, whether in cash, property or securities, from DynCorp or any other Grantor or any of DynCorp’s Subsidiaries at any time prior to the Discharge of Priority Lien Obligations and Discharge of Second Lien Obligations, then (i) until Discharge of Priority Lien Obligations, it shall hold such amount in trust for the Priority Lien Agent and the other Priority Lien Secured Parties and transfer such amount to the Priority Lien Agent as promptly as practicable, in the form received (with any necessary endorsements) and (ii) following Discharge of Priority Lien Obligations and prior to Discharge of Second Lien Obligations, it shall hold such amount in trust for the Second Lien Collateral Trustee and the other Second Lien Secured Parties and transfer such amount to the Second Lien Collateral Trustee as promptly as practicable, in the form received (with any necessary endorsements).

i

SCHEDULE 4.3: LITIGATION

SCHEDULE 4.4: OWNERSHIP

SCHEDULE 4.6: COMPLIANCE OF AGREEMENT WITH OTHER CONTRACTS

EXHIBIT A: FORM OF INTERCREDITOR AGREEMENT

EXHIBIT B: FORM OF NOTE

EXHIBIT C: FORM OF SECURITY AGREEMENT

ANNEX A: COVENANTS

ii

EXECUTION VERSION

DYNCORP INTERNATIONAL INC., a Delaware corporation, as Borrower, Delta Tucker Holdings, Inc., the Subsidiary Guarantors (as defined below) party hereto from time to time, DYNCORP FUNDING LLC, a Delaware limited liability company, as Lender and DYNCORP FUNDING LLC, a Delaware limited liability company as collateral agent (in such capacity, the “Collateral Agent”), agree as follows (with certain terms used herein being defined in Article I):

ARTICLE I

INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement:

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliate Transaction” has the meaning set forth in Section 7 under Annex A.

“Agent-Related Persons” means the Collateral Agent, together with their respective Affiliates, and the officers, directors, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Third Lien Credit Agreement, including all schedules, annexes and exhibits hereto.

“Amortization Payments” means, collectively, with respect to the new senior secured first-priority term loan facility under the First Lien Credit Agreement, the repayment by the Borrower to the First Lien Agent for the ratable account of the term loan lenders (i) on or prior to the first anniversary of the effective date of the First Lien Credit Agreement, an aggregate amount equal to $22.5 million and (ii) on or prior to the second anniversary of the effective date of the First Lien Credit Agreement, an aggregate amount equal to $22.5 million (which payments may be reduced as a result of the application of prepayments in accordance with the First Lien Credit Agreement).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Asset Sale” means:

(1) the sale, conveyance, transfer, license or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Borrower or any Restricted Subsidiary of the Borrower (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary of the Borrower) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 21 under Annex A or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4 under Annex A;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $5.0 million;

(e) any disposition of property or assets by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to a Restricted Subsidiary of the Borrower;

(f) sales of assets received by the Borrower or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(g) [reserved];

(h) sales of inventory or other current assets held for sale in the ordinary course of business;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business and consistent with past practice;

(j) [reserved];

(k) [reserved];

(l) [reserved];

(m) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property; and

(n) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower” means Dyncorp International Inc., a Delaware corporation or any of its successors or assigns.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized to close.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. Dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another Nationally Recognized Statistical Rating Organization) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Cerberus” means Cerberus Capital Management, L.P. or any Affiliate of Cerberus Capital Management, L.P. and its successors.

“Change of Control” means the occurrence of any of the following events:

(i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Borrower and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, and other than any transaction in compliance with Section 21 of Annex A where the Successor Company is a Wholly Owned Subsidiary of a direct or indirect parent of the Borrower;

(ii) the Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Borrower or any direct or indirect parent of the Borrower; or

(iii) the adoption by the Borrower or Holdings of a plan or proposal for the liquidation, dissolution or reorganization of the Borrower or Holdings.

“Change of Control Offer” has the meaning set forth in Section 8(b) of Annex A.

“Code” means the Uniform Commercial Code from time to time in effect in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted hereunder in any item or portion of the Collateral is governed by the Uniform Commercial Code of a jurisdiction other than New York, “Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agent” means DynCorp Funding LLC, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Obligations shall have been secured by a third-priority security interest (subject only to Liens securing the First Lien Obligations, Permitted Second Lien Obligations and certain other Permitted Liens) in (i) all the Equity Interests of the Borrower and (ii) all Equity Interests of each Restricted Subsidiary of Holdings that is not an Excluded Subsidiary directly owned by the Borrower or any Guarantor, in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(b) the Obligations shall have been secured by a perfected third-priority security interest (subject only to Liens securing the First Lien Obligations, Permitted Second Lien Obligations and certain other Permitted Liens) in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor (including Equity Interests and intercompany debt, accounts, inventory, machinery and equipment, accounts receivable, chattel paper, insurance proceeds, hedge agreement documents, instruments, indemnification rights, tax refunds, cash, investment property, contract rights, intellectual property in the United States, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(c) subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and mortgages on any Material Real Property is required under this Agreement (together with any Material Real Property that is subject to a mortgage on the Closing Date, each, a “mortgaged property”), the Collateral Agent shall have received (i) counterparts of a mortgage with respect to such mortgaged property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected third-priority Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the mortgage shall be limited to 100% of the fair market value of the property at the time the mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the mortgaged property naming the Collateral Agent as the insured for its benefit and that of its successors and assigns issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the mortgages to be valid subsisting third-priority Liens on the property described therein, free and clear of all Liens other than Permitted Liens and other Liens reasonably acceptable to the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit (if available after the applicable Borrower or Guarantor uses commercially reasonable efforts), doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions; provided, however, the applicable Borrower or Guarantor shall not be obligated to obtain a “creditor’s rights” endorsement), (iii)

legal opinions, addressed to the Collateral Agent, reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request, (iv) a survey or express map of each mortgaged property sufficient in form to delete the standard survey exception in the title insurance policy insuring the mortgage and provide the Collateral Agent with endorsements to such policy as shall be reasonably requested by the Collateral Agent and (v) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each mortgaged property duly executed and acknowledged by the appropriate Borrower or Guarantor;

(d) after the Closing Date, each Restricted Subsidiary of Holdings that is not an Excluded Subsidiary shall become a Guarantor under this Agreement by executing and delivering a joinder to this Agreement to the Lender in accordance with Section 10 under Annex A and shall execute and deliver to the Collateral Agent a joinder to the applicable Collateral Documents in accordance with Section 10 under Annex A; provided that notwithstanding the foregoing provisions, any Subsidiary of Holdings that guarantees First Lien Obligations, Second Lien Notes or the Senior Notes shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness; and

(e) within 60 days after the Closing Date for such accounts in existence as of the Closing Date and within 30 days after the opening of any such account following the Closing Date (as each such date may be extended by the First Lien Agent in its sole discretion for up to an additional 60 days so long as the Borrower is using commercially reasonable efforts to obtain such control agreements), the Borrower and each Guarantor shall cause each deposit account or securities account owned by the Borrower and any Guarantor located at a depositary bank in the United States to be subject to control agreements pursuant to which a perfected security interest shall be created in favor of the Collateral Agent in such deposit accounts and securities accounts (other than (i) deposit accounts or securities accounts maintained with the Collateral Agent, Second Lien Collateral Agent as bailee for the Collateral Agent or the First Lien Agent as bailee for the Collateral Agent, (ii) payroll accounts and (iii) deposit accounts and securities accounts in which, in the aggregate, there is no more than $1.0 million on deposit).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Collateral Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, mortgages on, or the obtaining of title insurance or taking other actions with respect to, (i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters), (ii) helicopters, motor vehicles and other assets subject to certificates of title, letters of credit with a face value of less than $1.0 million and commercial tort claims where the amount of damages claimed by the applicable Borrower or Guarantor is less than $1.0 million), (iii) any particular asset, if the pledge thereof or the security interest therein is prohibited by law other than to the extent such prohibition is expressly deemed ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (iv) margin stock and, solely to the extent prohibited by the organization documents or any shareholders agreement with shareholders that are not direct or indirect wholly owned Restricted Subsidiaries of Holdings, Equity Interests in any Person other than wholly owned Restricted Subsidiaries, (v) any rights of any Borrower or Guarantor with respect to any lease, license or other agreement to the extent a grant of security interest therein is prohibited by such lease, license or other agreement, would result in an invalidation thereof or would create a right of termination in favor of any other party thereto (other than the Borrower or Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Laws or principle of equity notwithstanding such prohibition, (vi) the creation or perfection of pledges of, security interests in, any property or assets that would result in material adverse tax consequences to Holdings, the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower with the consent of the Collateral Agent (not to be unreasonably withheld or delayed), (vii) intellectual property to the extent a security interest is not perfected by filing of a UCC financing statement or in respect of registered intellectual property, a filing in the U.S. Patent and Trademark Office (if required) or the U.S. Copyright Office (it being understood that such assets are intended to constitute Collateral, though perfection beyond UCC, U.S. Patent and Trademark Office and U.S. Copyright Office filings is not required) and (viii) any particular assets if, in the reasonable judgment of the Collateral Agent, determined in consultation with the Borrower, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained therefrom by the Lender;

(B) (i) the foregoing definition shall not require perfection by “control” with respect to any Collateral, other than (x) deposit accounts and securities accounts located at a depositary bank in the United States as set forth in clause (e) above and (y) certificated Equity Interests of the Borrower and, to the extent constituting Collateral, its Restricted Subsidiaries that are Domestic Subsidiaries; and (ii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or a Guarantor, or, with respect to real property and the recordation of mortgages in respect thereof, as contemplated by clauses (c) and (d) above, the Collateral Documents shall not contain any requirements as to perfection or priority with respect to any assets or property not specifically described in this clause (B);

(C) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that the creation or perfection of security interests and mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date, (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization of the Borrower and each Guarantor, and (ii) any certificates or instruments representing or evidencing Equity Interests of the Borrower and any Guarantors that are subsidiaries of Holdings accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(D) with respect to a stock pledge, the exclusion of an Excluded Subsidiary shall not apply to (A) voting stock of any Subsidiary which is a first-tier Foreign Subsidiary representing 65% of the total voting power of all outstanding voting stock of such Subsidiary and (B) 100% of the Equity Interests not constituting voting stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for this purpose;

(E) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents; and

(F) wherever a matter set forth in this definition is required to be satisfactory to the Collateral Agent, delivered upon request of the Collateral Agent or subject to extension, adjustment or other determination by the Collateral Agent except as otherwise provided in this Agreement, such matter shall be deemed to be satisfactory, requested or extended, adjusted or determined if the First Lien Agent or the Second Lien Collateral Agent has taken such corresponding action in connection with the corresponding requirement in the First Lien Credit Agreement or Second Lien Indenture, as applicable.

“Collateral Documents” means, collectively, the Security Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Secured Party pursuant Section 19 under Annex A, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Secured Party.

“Closing Date” means the first date on which all the conditions precedent in Section 3.01 are satisfied or waived, which date is June 15, 2016.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (referred to in this definition as the “primary obligations”) of any other Person (referred to in this definition as the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or such Guarantor after the Closing Date, provided that such Contribution Indebtedness:

(1) shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the Second Lien Notes,

(2) (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an certificate of a Response Officer delivered to the Lender on the Incurrence date thereof, and

(3) shall be unsecured Subordinated Indebtedness.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Custodian” has the meaning set forth in Section 6.1.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Discharge of the Second Lien Obligations” has the meaning set forth in the Intercreditor Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to this Agreement and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to this Agreement),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the Second Lien Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” and the sign “$” means the lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offer” means the exchange offer and consent solicitation consummated on the Closing Date pursuant to the Offering Memorandum.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Investment Grade Securities received by the Borrower after the Closing Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Borrower or pursuant to any Borrower or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

in each case designated as Excluded Contributions pursuant to a certificate executed by an Responsible Officer of the Borrower delivered to the Lender.

“Excluded Subsidiary” means (a) any Subsidiary that does not have total assets or annual revenues in excess of $1.0 million individually or in the aggregate with all other Subsidiaries excluded via this clause (a), (b) any Subsidiary acquired following the Closing Date that is prohibited by applicable Law or Contractual Obligations that are in existence at the time of acquisition and not entered into in contemplation thereof from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), (c) any Subsidiary that is a Foreign Subsidiary or a direct or indirect Subsidiary of a Foreign Subsidiary, (d) any non-for-profit Subsidiaries, (e) any Unrestricted Subsidiaries and (f) at Borrower’s election, any Domestic Subsidiary formed or acquired after the Closing Date that Holdings and its Affiliates do not, directly or indirectly, own (x) 90% or more of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Subsidiary or (y) 90% or more of the economic interests, capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, of such Subsidiary; provided that no Subsidiary that guarantees any First Lien Obligations, the Second Lien Notes or the Senior Notes shall be deemed to be an Excluded Subsidiary at any time any such guarantee is in effect.

“Event of Default” means any of the events specified in Section 6.1.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower, unless otherwise specified in this Agreement).

“First Lien Agent” means individually and/or collectively, (i) Bank of America, N.A., in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement, together with its successors in such capacity and (ii) any Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to documents evidencing any First Lien Obligations.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of July 7, 2010, among DynCorp International Inc., Delta Tucker Holdings, Inc., the subsidiary guarantors party thereto from time to time, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent and as collateral agent, as amended, restated, modified and supplemented from time to time.

“First Lien Obligations” means all “Obligations” as defined in the First Lien Credit Agreement of the Borrower and the Guarantors, and all other obligations under any other document relating to the First Lien Credit Agreement.

“Fixed Charge Coverage Ratio” has the meaning set forth in the Second Lien Indenture as in effect on the Closing Date.

“Foreign L/C Facility” means a credit facility established on or after the Closing Date with a foreign domiciled bank, the sole purpose of which facility is to provide for the issuance of letters of credit in support of the Borrower’s pursuit and performance of contracts with customers located in the Specified Gulf States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Holdings which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and the Lender and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided, further, that if reasonably requested by the Lender, the Borrower shall provide to the Lender financial statements and other documents setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, to the extent that any operating leases are required to be reflected in the balance sheet of Holdings or the Borrower starting for fiscal years and interim periods within those years beginning after December 15, 2018, under generally accepted accounting principles in effect at such time, such operating leases will not be deemed to be Indebtedness for any purpose under this Agreement.

“Global Advisory Group” means a group of former government and military officials and related staff providing advisory services to the Borrower.

“Governmental Approval” means any authority, consent, approval, license (or the like) or exemption (or the like) of any governmental unit.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 7.1.

“Guarantor” means Holdings and the Subsidiaries of Holdings (other than the Borrower) and any other Subsidiary that guarantees the Obligations on or after the Closing Date.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holdings” means Delta Tucker Holdings, Inc., a Delaware corporation or any Subsidiary of Delta Tucker Holdings, Inc. that directly owns 100% of the issued and outstanding Equity

Interests in the Borrower, and issues a Guaranty of the Obligations and agrees to assume the obligations of “Holdings” pursuant to this Agreement and the other Loan Documents pursuant to one or more instruments in form and substance reasonably satisfactory to the Lender.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indemnified Liabilities” has the meaning set forth in Section 8.8.

“Indemnitees” has the meaning set forth in Section 8.8.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; provided that Contingent Obligations Incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

“Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit A (or otherwise reasonably satisfactory to the Lender) between the Collateral Agent and one or more collateral agents or representatives for the holders of debt issued by the Loan Parties, including the First Lien Credit Agreement and the Second Lien Notes.

“Interest Payment Date” means the last Business Day of each March, June, September and December.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4 under Annex A:

(1) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to (if positive):

(a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means (a) DynCorp Funding LLC, a Delaware limited liability company, and (b) any assignee thereof, that has been assigned any or all of the rights or obligations of the Lender pursuant to Section 8.06.

“Lender’s Office” means the address of the Lender specified in or determined in accordance with the provisions of Section 8.01.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” means an amount advanced by the Lender pursuant to Section 2.01.

“Loan Document Related Claim” means any claim or dispute (whether arising under Applicable Law, under contract or otherwise) in any way arising out of, related to, or connected with, the Loan Documents, the relationships established thereunder or any actions or conduct thereunder or with respect thereto, whether such claim or dispute arises or is asserted before or after the Closing Date or before or after the Repayment Date.

“Loan Document Representation and Warranty” means any representation or warranty made or deemed made under any Loan Document.

“Loan Documents” means, collectively, (i) this Agreement, (ii) any Notes, (iii) the Collateral Documents, (iv) any other instrument or agreement now, heretofore, or hereafter executed and delivered in connection herewith and (v) any modification, restatement, replacement or supplement to any of the foregoing.

“Loan Party” means collectively, the Borrower and each Guarantor.

“Management Investor” means any Person who is a director, officer or otherwise a member of management of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies on the Closing Date.

“Master Consulting and Advisory Services Agreement” means that certain Master Consulting and Advisory Services Agreement, dated as of July 7, 2010, by and between the Company and Cerberus Operations and Advisory Company LLC, together with any specific engagement letters entered into from time to time, as expressly contemplated thereunder (it being expressly understood that entering into such specific engagement letters shall not be deemed to be an amendment to the Master Consulting and Advisory Services Agreement).

“Material Adverse Effect” means a material adverse effect on (a) the properties, business, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability against a Loan Party of a material Loan Document to which it is a party or (d) the rights, remedies and benefits available to, or conferred upon, the Lender or any Secured Party under any material Loan Document.

“Material Contract” means any other contract or written agreement of any Loan Party or any of its Subsidiaries (other than the Loan Documents) the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Material Real Property” means any fee owned real property owned by the Borrower or any Guarantor (other than any owned property subject to a Lien permitted by clause (6)(A) of the definition of “Permitted Liens” to the extent and for so long as the documentation governing such Lien prohibits the granting of a mortgage thereon) with a fair market value in excess of $5.0 million (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith); provided that if at any time the fair market value of all fee owned real properties that are not “Material Real Property” owned by the Borrower and the Guarantors would exceed $5.0 million in the aggregate, the Borrower and the Guarantors shall designate one or more additional fee owned real properties as “Material Real Property” and comply with the Collateral and Guarantee Requirement with respect thereto such that such threshold is no longer exceeded.

“Maturity Date” means, June 15, 2026.

“Maximum Permissible Rate” means, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (a) civil or criminal penalties being imposed on the payee or (b) the payee’s being unable to enforce payment of (or, if collected, to retain) all or any part of such amount or the interest payable thereon.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Mortgages” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent creating and evidencing a Lien on a pledged property, in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, and any other mortgages executed and delivered pursuant to Section 19 under Annex A.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Note” means any note in the form of Exhibit B.

“Notice of Default” has the meaning set forth in Section 6.1.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to this Agreement, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any laws regarding debtor relief naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Offering Memorandum” means the Offering Memorandum and Consent Solicitation Statement, dated as of May 2, 2016, in connection with the Borrower’s offer to exchange all of its $455,000,000 principal amount of 10.375% Senior Notes due 2017 for $45,000,000 cash and 11.875% Senior Secured Second Lien Notes due 2020 and solicitation of consents in respect of its 10.375% Senior Notes due 2017.

“Participant Register” has the meaning set forth in Section 8.6(c).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Debt” has the meaning set forth in Section 3(b) under Annex A.

“Permitted Holder” means (a) Cerberus Capital Management L.P. and its Affiliates and any investment funds advised or managed by any of the foregoing (other than any portfolio operating companies of Cerberus of which Cerberus or any investment fund advised, managed or controlled by Cerberus or a combination thereof does not own or control, directly or indirectly, more than 50% of both the economic interests and total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof at the time of determination), and (b) the Management Investors.

“Permitted Investments” means:

(1) any Investment in Holdings or any Restricted Subsidiary;

(2) any (a) Investment in Cash Equivalents or (b) Investment Grade Securities in an amount not to exceed $12.5 million at any one time outstanding; provided that any such Investment Grade Securities, in the case of this clause (b), may not be held by the Borrower or any Restricted Subsidiary for a period of longer than six months;

(3) any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Holdings, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 6 under Annex A or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (x) existing on the Closing Date, (y) made pursuant to binding commitments in effect on the Closing Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(6) advances to employees not in excess of $6.25 million outstanding at any one time in the aggregate;

(7) any Investment acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 4(b)(x) under Annex A;

(9) [reserved];

(10) additional Investments by Holdings or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $31.25 million;

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Borrower (other than Disqualified Stock), Holdings or any direct or indirect parent of the Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4 under Annex A;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 7(b) under Annex A (except transactions described in clauses (ii), (iii), (v), (vi), (viii)(B), (xvi) and (xviii) of such Section);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with Sections 3 and 10 under Annex A;

(16) any Investment by Restricted Subsidiaries of Holdings in other Restricted Subsidiaries of Holdings and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Holdings;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) [reserved];

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 6 under Annex A;

(20) Investments in joint ventures of Holdings or any of its Restricted Subsidiaries; provided that the greater of (i) the amount of such Investments and (ii) the aggregate Fair Market Value of such Investments, in each case taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, shall not exceed $31.25 million; and

(21) Investments of a Restricted Subsidiary of Holdings acquired after the Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary of Holdings in a transaction that is not prohibited by Section 21 under the Annex A after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

“Permitted Liens” means with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(3) Liens for taxes, assessments or other governmental charges (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens Incurred by a Restricted Subsidiary that is not a Guarantor securing Indebtedness of a Restricted Subsidiary that is not a Guarantor permitted to be Incurred pursuant to Section 3 under Annex A and (B) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (i), (ii), (iii), (iv), (xii), (xx) or (xxii) of Section 3(b) under Annex A (including Liens Incurred to secure obligations in respect of the accrual of interest, accretion of accreted value or original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, including in respect of PIK Interest (as defined under the Second Lien Indenture as in effect on the date hereof) on the Second Lien Notes and payment of payment in kind interest under this Agreement); provided that, (x) in the case of clause (iv) of Section 3(b) under Annex A, such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (y) in the case of clause (xx) of Section 3(b) under Annex A, such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary; and (z) in the case of clause (xxii) of Section 3(b) under Annex A, such Liens do not secure the assets of Holdings, the Borrower or any Subsidiary Guarantor;

(7) Liens existing on the Closing Date (other than Liens securing secured parties under the First Lien Credit Agreement, the Second Lien Notes and this Agreement);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary of the Borrower;

(9) Liens on assets or on property at the time the Borrower or a Restricted Subsidiary of the Borrower acquired the assets or property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted

Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Borrower or any Restricted Subsidiary of the Borrower;

(10) [reserved];

(11) Liens securing Hedging Obligations so long as the related Indebtedness (a) is, and is permitted under this Agreement to the extent described in Section 3(b)(x), to be secured by a Lien on the same property securing such Hedging Obligations and (b) does not exceed $25.0 million at any one time outstanding;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Borrower or any Guarantor;

(16) [reserved];

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) [reserved];

(19) grants of software and other technology licenses in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Obligations (as defined under the Second Lien Indenture as in effect on the date hereof) owed to a Credit Agreement Lender (as defined under the Second Lien Indenture as in effect on the date hereof) in the ordinary course of business, and Liens in respect of Secured Hedging Obligations (as defined under the Second Lien Indenture as in effect on the date hereof);

(23) Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to Holdings or such Restricted Subsidiary’s client at which such equipment is located;

(24) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, as permitted under the covenants under this Agreement, secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the foregoing clauses (6), (7), (8), (9), (11) and (15) at the time the original Lien became a Permitted Lien under this Agreement, plus any increase in the principal amount since the original Lien became a Permitted Lien due to the accrual of interest, accretion of accreted value or original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, including in respect of PIK Interest (as defined under the Second Lien Indenture as in effect on the date hereof) on the Second Lien Notes and payment of payment in kind interest under this Agreement and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) with respect to Liens incurred to refinance Liens under the foregoing clause (7), the Lien pursuant to such refinancing shall have the same relative priority as the Lien being refinanced;

(25) [reserved];

(26) Liens arising under this Agreement in favor of the Collateral Agent for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred or outstanding under this Agreement; provided that such Liens are solely for the benefit of the trustees, agents and representatives in their capacities as such and not for the benefit of the holders of such Indebtedness; and

(27) other Liens securing Obligations in an amount not to exceed $18.75 million at any one time outstanding.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

“Permitted Second Lien Obligations” means the Second Lien Notes and any Indebtedness secured on a second-priority pari passu basis with the Second Lien Notes and is a Permitted Lien.

“Person” means any individual, sole proprietorship, corporation, partnership, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.

“Post-Default Rate” means the rate otherwise applicable under Section 2.02(a)(i) plus 2%.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Program Specific Accounts” means deposit accounts and securities accounts not located at a depositary bank in the United States directly related to foreign programs operated by the Borrower and any Restricted Subsidiaries of the Borrower.

“Projections” has the meaning set forth in Section 1(c) under Annex A.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Refinancing Indebtedness” has the meaning set forth in Section 3(b)(xiv) under Annex A.

“Refinancing Transactions” means the transactions, including, without limitation, the Exchange Offer, the amendment and refinancing of the First Lien Credit Agreement to give effect to the extension of the revolving credit facility and the new term loan facility, the conversion by certain revolving credit lenders of revolving credit facility commitments under the First Lien Credit Agreement into the new term loan facility, the waiver of the inclusion by Holdings’ independent registered public accounting firm of an explanatory paragraph in its audit report for the year ended December 31, 2015, regarding the ability to continue as a going concern, and the incurrence of the Loans under this Agreement, all contemplated by the Offering Memorandum.

“Refunding Capital Stock” has the meaning set forth in Section 4(b)(ii) under Annex A.

“Register” has the meaning set forth in Section 8.6(c).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Repayment Date” means the later of (a) the termination of this Agreement and (b) the payment in full of the Loans and all other amounts payable or accrued hereunder (other than in respect of contingent indemnification and expense reimbursement obligations for which no claims has been made).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date or any effective date of any amendment to the Loan Documents, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth in Section 4(a) under Annex A.

“Restricted Subsidiary” means with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement or the context otherwise requires, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Holdings, including the Borrower.

“Retired Capital Stock” has the meaning set forth in Section 4(b)(ii) under Annex A.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary of the Borrower or between Restricted Subsidiaries of the Borrower.

“SEC” means the Securities and Exchange Commission.

“Second Lien Collateral Agent” means individually and/or collectively, (i) Wilmington Trust, National Association, in its capacity as collateral agent under the Second Lien Indenture, together with its successors in such capacity and (ii) any Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to documents evidencing any Permitted Second Lien Obligations.

“Second Lien Indenture” means that certain indenture, dated as of June 15, 2016, among DynCorp International Inc., as issuer and Wilmington Trust, National Association, as trustee and collateral agent.

“Second Lien Notes” means the 11.875% Senior Secured Second Lien Notes due 2020 issued under the Second Lien Indenture.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Party” means the Collateral Agent and any Lender.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means a security agreement substantially in the form of Exhibit C.

“Senior Debt Documents” means, collectively, the documents related to the First Lien Credit Agreement and the Second Lien Notes.

“Senior Notes” means the 10.375% senior notes due 2017 issued by the Borrower.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged in by the Borrower or any of its Restricted Subsidiaries on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.

“Solvent” and “Solvency” mean, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged as of such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Gulf States” means Saudi Arabia, Kuwait, Qatar, Oman, Bahrain, and the United Arab Emirates.

“Sponsor” means (1) Cerberus Capital Management L.P. and (2) one or more of its Affiliates and any investment funds advised or managed by any of the foregoing (other than any portfolio operating companies of Cerberus of which Cerberus or an investment fund advised, managed or controlled by Cerberus or a combination thereof does not own or control, directly or indirectly, more than 50% of both the economic interests and total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof at the time of determination).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guaranteed Obligations, in each case, whether outstanding on the Closing Date or thereafter Incurred.

“Subsidiary” means, with respect to any Person (1) (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (2) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Company” has the meaning set forth in Section 21 under Annex A.

“Supplemental Agent” has the meaning set forth in Section 9.10.

“Support Agreement” means the support agreement dated April 30, 2016 between Holdings, the Borrower and certain holders of the Senior Notes relating to the Exchange Offer.

“Tax” means any Federal, State or foreign tax, assessment or other governmental charge (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.

“Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” means the United States of America.

“Unrestricted Subsidiary” means:

(1) Global Linguist Solutions, LLC;

(2) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings but excluding the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4 under Annex A.

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of such transaction would have been at least 2.00 to 1.00, or (2) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Holdings shall be evidenced to the Lender by promptly filing with the Lender copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means Indebtedness that is not Secured Indebtedness.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.2 Other Interpretive Provisions. For the purposes hereof and as used herein, except as otherwise specified, (a) references to any Person include its successors and assigns and, in the case of any governmental authority, any Person succeeding to its functions and capacities; (b) references to any Applicable Law include amendments, supplements and successors thereto; (c) references to organizational documents, any agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all amendments, amendments and restatements, restatements, extensions, supplements, waivers and other modifications thereto (and, in the case of instruments, instruments issued in substitution therefor); (d) references to specific sections, articles, annexes, schedules and exhibits are to this Agreement; (e) words importing gender include the other gender; (f) the singular includes the plural and the plural includes the singular; (g) the words “including”, “include” and “includes” shall be deemed followed by the words “without limitation”; (h) each authorization herein shall be deemed irrevocable and coupled with an interest; (i) all accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with GAAP; (j) captions and headings are for ease of reference only and shall not affect the construction hereof; and (k) references to any time of day shall be to New York time.

ARTICLE II

CREDIT FACILITY

Section 2.1 Loans. Subject to the terms and conditions hereof, the Lender agrees to make, on the Closing Date, a term loan to the Borrower in an aggregate principal amount equal to $30,000,000. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.2 Interest.

(a) Rates.

(i) Subject to Section 2.02(a)(ii), each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to 5.00%, payable on each Interest Payment Date after the date hereof. Accrued interest shall be paid in kind by being added to the principal amount of the Loans on each Interest Payment Date.

(ii) If all or any part of a Loan or any other amount due and payable under the Loan Documents is not paid when due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise), such unpaid amount shall, to the maximum extent permitted by Applicable Law, bear interest for each day during the period from the date such amount became so due until it shall be paid in full (whether before or after judgment) at a rate per annum equal to the Post-Default Rate.

(b) Payment. Interest in respect of each Loan shall be payable in cash in Dollars on (i) the Maturity Date and (ii) any other date on which the Loans or any portion thereof shall be due (whether by reason of notice of prepayment or acceleration or otherwise), but only to the extent then accrued on the amount then so due. Interest at the Post-Default Rate shall be payable on demand.

(c) Maximum Interest Rate. Nothing contained in the Loan Documents shall require the Borrower at any time to pay interest at a rate exceeding the Maximum Permissible Rate. If interest payable by the Borrower on any date would exceed the maximum amount permitted by the Maximum Permissible Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Maximum Permissible Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum amount permitted for such period shall be deemed to have been applied as a prepayment of the Loans.

Section 2.3 Repayment. Each of the Loans shall mature and become due and payable, and shall be repaid by the Borrower, in full on the Maturity Date.

Section 2.4 Prepayments. Subject to the Intercreditor Agreement, the Borrower may, at any time and from time to time, prepay the Loans in whole or in part, without premium or penalty, except that any partial prepayment shall be in an aggregate principal amount of $500,000 or any integral multiple of $500,000 in excess thereof. The Borrower shall give the Lender notice of each prepayment pursuant to this Section 2.04 no later than 10:00 a.m. on the third Business Day before the date of such prepayment. Each such notice of prepayment shall specify (i) the date such prepayment is to be made and (ii) the amount of the portion of the Loans to be prepaid. Amounts to be prepaid pursuant to this Section 2.04 shall irrevocably be due and payable on the date specified in the applicable notice of prepayment, together with interest thereon as provided in Section 2.02(b).

Section 2.5 Computation of Interest. Interest shall be computed on the basis of a year of 360 days and the actual number of days elapsed. Interest for any period shall be calculated from and including the first day thereof to but excluding the last day thereof.

Section 2.6 Evidence of Indebtedness. The Loans and the Borrower’s obligation to repay the Loans with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement, the records of the Lender and a single Note. The records of the Lender shall be prima facie evidence of the Loans and accrued interest thereon and of all payments made in respect thereof.

Section 2.7 Payments by the Borrower.

(a) Time, Place and Manner. All payments due to the Lender under the Loan Documents shall be made to the Lender at the Lender’s Office or at such other address as the Lender may designate by notice to the Borrower. A payment shall not be deemed to have been made on any day unless such payment has been received by the Lender, at the required place of payment, in Dollars in funds immediately available to the Lender at such place, no later than 12:00 noon on such day.

(b) No Reductions. All payments due to the Lender under the Loan Documents shall be made by the Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim or Tax.

(c) Extension of Payment Dates. Whenever any payment to the Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a day that is not a Business Day such payment shall instead be due on the next succeeding Business Day, as the case may be. If the date any payment under the Loan Documents is due is extended (whether by operation of any Loan Document, Applicable Law or otherwise), such payment shall bear interest for such extended time at the rate of interest applicable hereunder.

ARTICLE III

CONDITIONS TO LOANS

Section 3.1 Conditions to Loans. The obligation of the Lender to make the Loan is subject to the determination by the Lender, in its sole and absolute discretion, that each of the following conditions has been fulfilled prior to the making of such Loan:

(a) this Agreement shall have been duly executed and delivered by the Borrower and each Guarantor;

(b) the Lender shall have received any requested duly executed Note;

(c) the Security Agreement shall have been duly executed and delivered by each Loan Party that is to be a party thereto, together with documents and instruments to be recorded or filed that the Lender may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement;

(d) the Collateral Agent and Lender shall have received all fees and expenses required to be paid, under Section 8.07 to the extent invoiced two (2) Business Days prior to the Closing Date;

(e) the Lender shall have received a certificate of a Responsible Officer of the Borrower dated as of the Closing Date certifying (a) each Loan Document Representation and Warranty shall be true and correct at and as of the time the Loan is to be made, (b) that no Default shall have occurred and be continuing, (c) that the Exchange Offer and consent solicitation for the Senior Notes shall have been consummated or, substantially simultaneously with the borrowing hereunder, shall be consummated in accordance with the terms of the Offering Memorandum and the Support Agreement, (d) that Amendment No. 5 Effective Date (as defined under Amendment No. 5 and Waiver to the First Lien Credit Agreement) shall have occurred, or substantially simultaneously with the borrowing hereunder, shall have occurred in accordance with the terms of Amendment No. 5 and Waiver to the First Lien Credit Agreement and (e) that all other conditions hereunder and contemplated under the Exchange Offer, the Offering Memorandum and the Support Agreement have been satisfied.

(f) the Lender shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of a Responsible Officer of each Loan Party dated as of the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings thereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of a Responsible Officer executing the certificate pursuant to clause (ii) above;

(g) the Lender shall have received perfection certificate dated as of the Closing Date;

(h) the Lender shall have received a legal opinion of (i) Akin Gump Strauss Hauer & Feld LLP, counsel to the Loan Parties, (ii) Holland & Knight LLP, Virginia counsel to the Loan Parties, (iii) Fennemore Craig, P.C., Nevada counsel to the Loan Parties, and (iv) Wilkerson & Bryan, P.C., Alabama counsel to the Loan Parties, in each case, as to such matters as the Lender may reasonably request;

(i) the Collateral Agent shall have received evidence of the insurance coverage required by the Collateral Documents, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that each such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Collateral Agent and each such named insured or loss payee;

(j) the Lender shall have received a certificate in form and substance reasonably satisfactory to the Lender, dated as of the Closing Date and signed by the Chief Financial Officer of Holdings and the Borrower, certifying that Holdings, the Borrower and their Subsidiaries, on a consolidated basis after giving effect to the transactions contemplated on the Closing Date, are Solvent as of the Closing Date;

(k) The Intercreditor Agreement shall have been duly executed and delivered by each of the parties thereto;

(l) Since January 1, 2016 there shall not have occurred a Material Adverse Effect or any changes, events, circumstances, occurrences, effects or developments that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(m) No more than $45,500,000 (or such other amount acceptable to the Lender) of Senior Notes shall be outstanding as of the Closing Date and the Exchange Offer shall have been consummated or, substantially simultaneously with the borrowing of the Loans, shall be consummated in accordance with the terms of the Offering Memorandum and the Support Agreement;

(n) each Loan Document Representation and Warranty shall be true and correct at and as of the time the Loan is to be made;

(o) no Default shall have occurred and be continuing at the time the Loan is to be made or would result from the making of the Loan or from the application of the proceeds thereof; and

(p) the Loan will not contravene any Applicable Law applicable to the Lender.

The Borrower shall be deemed to have represented and warranted to the Lender and Collateral Agent at the time of the making of the Loan that the conditions specified above have been fulfilled.

ARTICLE IV

CERTAIN REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loans, each Loan Party represents and warrants as follows, which representations and warranties shall be deemed to be made on the Closing Date (both with and without giving effect to such Loan):

Section 4.1 Organization; Power; Qualification. Each Loan Party and each Subsidiary thereof is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Authorization; Enforceability. Each Loan Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Loan Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Loan Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

Section 4.3 Litigation. Except for matters existing on the Closing Date and set forth on Schedule 4.3, there are no actions, suits, investigations or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting any Loan Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that has or could reasonably be expected to have, individually, a Material Adverse Effect.

Section 4.4 Ownership. Each Subsidiary of each Loan Party as of the Closing Date is listed on Schedule 4.4. As of the Closing Date, the capitalization of each Loan Party and its Subsidiaries consists of the number of shares or other equity interests, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 4.4. All shares or other equity interests outstanding as of the Closing Date have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 4.4. The shareholders or other owners, as applicable, of each Loan Party and its Subsidiaries and the number of shares or other equity interests owned by each as of the Closing Date are described on Schedule 4.4. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Equity Interests of any Loan Party or any Subsidiary thereof, except as described on Schedule 4.4.

Section 4.5 Absence of Defaults. No event has occurred or is continuing (i) which constitutes a Default or an Event of Default, or (ii) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Loan Party or any Subsidiary thereof under any Material Contract or judgment, decree or order to which any Loan Party or any Subsidiary thereof is a party or by which any Loan Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Loan Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor that, in any case under this clause (ii), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. (A) No Loan Party or any Subsidiary thereof has been debarred or suspended from any contracting with the United States government, (B) a final decision of debarment or a final decision of suspension has not been issued to any Loan Party or any Subsidiary thereof and (C) the actual termination for default of any Material Contract has not been issued to or received by any Loan Party or any Subsidiary thereof.

Section 4.6 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Loan Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Loans hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to any Loan Party where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Loan Party, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 4.6, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority or any other Person other than (A) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect, (B) consents or filings under the UCC, (C) filings with the United States Copyright Office and/or the United States Patent and Trademark Office and (D) as may be required with respect to vehicles registered under a certificate of title.

Section 4.7 Compliance with Law; Governmental Approvals. Each Loan Party and each Subsidiary thereof (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (i), (ii) or (iii) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

Section 4.8 Margin Stock. No Loan Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of

“purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. If requested by the Lender, Holdings will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

Section 4.9 Government Regulation. No Loan Party nor any Subsidiary thereof is an “investment company” (as such term is defined or used in the Investment Company Act of 1940, as amended) nor is any Loan Party or any Subsidiary thereof “controlled” by an “investment company” that is required to register under the Investment Company Act of 1940, as amended, and no Loan Party nor any Subsidiary thereof is, or after giving effect to any Credit Extensions will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

Section 4.10 Collateral Documents.

(a) Valid Liens. Each Collateral Document delivered on the Closing Date will, upon execution and delivery thereof, be effective to create in favor of the Secured Party, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the appropriate offices and (ii) upon the taking of possession or control by the Secured Party of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Secured Party to the extent possession or control by the Secured Party is required by the Security Agreement and Intercreditor Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements, in each case subject to no Liens other than Liens permitted hereunder.

(b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case free and clear of Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights registered or applied for by the grantors thereof after the Closing Date).

(c) Notwithstanding anything herein (including this Section 4.10) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral Documents or (C) on the Closing Date, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to the Security Agreement.

Section 4.11 Use of Proceeds. The proceeds of the Loans shall be used solely to pay fees and expenses (including reimbursement of out-of-pocket expenses) in support of or related to members of the Global Advisory Group until the date that is two (2) years after the Closing Date and, thereafter, for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

ARTICLE V

CERTAIN COVENANTS

From the Closing Date and until the Repayment Date, Holdings, the Borrower and each other Loan Party shall, and shall cause each of the Restricted Subsidiaries to, comply with the covenants set forth in Annex A hereto.

ARTICLE VI

DEFAULT

Section 6.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Loan Parties, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body:

(a) the Borrower defaults in any payment of interest on any Loan or Note when the same becomes due and payable, and such default continues for a period of 30 days;

(b) the Borrower defaults in the payment of principal or premium, if any, of any Loan or Note when due at its Stated Maturity, upon optional repayment, upon required repayment, upon declaration or otherwise;

(c) the Borrower fails to comply with its obligations under Section 20 of Annex A;

(d) (i) the Borrower or any of its Restricted Subsidiaries fails to comply with any of its obligations under the covenants set forth in Section 8 of Annex A (other than a failure to repay when required under Section 8 of Annex A, which shall constitute an Event of Default under clause (b) above) and such failure continues for 30 days after receipt of a related Notice of Default as specified below or (ii) the Borrower or any of its Restricted Subsidiaries fails to comply with any of its obligations under the covenants set forth in Section 4 of Annex A and such failure continues for five days after receipt of a related Notice of Default as specified below

(e) the Borrower or any of its Restricted Subsidiaries fails to comply with any of its agreements contained in the Loan Documents (other than those referred to in clauses (a), (b), (c), or (d) above) and such failure continues for 30 days after receipt of a related Notice of Default as specified below

(f) the Borrower fails to pay the principal amount of the Senior Notes that remain outstanding after the Refinancing Transactions upon their final maturity date of July 1, 2017;

(g) the Borrower or any Significant Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to the Borrower or a Restricted Subsidiary of the Borrower and other than the Indebtedness referred to in clause (f) above) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $12.5 million or its foreign currency equivalent;

(h) Holdings, the Borrower or any Significant Subsidiary of the Borrower pursuant to or within the meaning of any Bankruptcy Code:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency,

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(i) is for relief against Holdings, the Borrower or any Significant Subsidiary of the Borrower in an involuntary case;

(ii) appoints a Custodian of Holdings, the Borrower or any Significant Subsidiary of the Borrower or for any substantial part of its property; or

(iii) orders the winding up or liquidation of Holdings, the Borrower or any Significant Subsidiary of the Borrower; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days,

(j) the Borrower or any Significant Subsidiary fails to pay final and non-appealable judgments aggregating in excess of $31.25 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 30 days following the entry thereof,

(k) the Guaranteed Obligation of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under this Agreement or any Loan Document and such Default continues for 10 days after receipt of a related Notice of Default as specified below, or

(l) (i) with respect to any Collateral having a Fair Market Value in excess of $12.5 million, individually or in the aggregate, (x) the security interest under the Collateral Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with this Agreement, the Collateral Documents and the Intercreditor Agreement or (y) any security interest created thereunder or under this Agreement is declared invalid or unenforceable by a court of competent jurisdiction or (ii) the Borrower or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Code.

A Default under clauses (d) or (e) above shall not constitute an Event of Default until the Lender notifies the Borrower in writing of the Default and the Borrower does not cure such Default within the time specified in clauses (d) or (e) above, as applicable. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The Borrower shall deliver to the Collateral Agent and Lender, within thirty (30) days after the occurrence thereof, written notice of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Borrower is taking or proposes to take with respect thereto.

Section 6.2 Remedies upon Event of Default. Subject to the Intercreditor Agreement, during the continuance of any Event of Default and in every such event, the Lender, upon notice to the Borrower, may declare, in whole or, from time to time, in part, the principal of and interest on the Loans and the Note and all other amounts owing under the Loan Documents to be, and the Loans and the Note and all such other amounts shall thereupon and to that extent become, due and payable. Presentment, demand, protest or notice of any kind (other than the notice provided for in the first sentence of this Section 6.02) are hereby expressly waived, provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

ARTICLE VII

GUARANTEE

Section 7.1 The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to the Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lender to, and the Notes, if any, held by each Lender of, the Borrower (other than such Guarantor), and all other Obligations from time to time owing to the Secured Party by any Loan Party under any Loan Document strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.2 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 7.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, the Secured Party, as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 7.09 or otherwise.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding

Section 7.3 Reinstatement. The obligations of the Guarantors under this Article VIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.4 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party to any other Loan Party or Subsidiary thereof permitted hereunder or under the Senior Debt Documents shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.5 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 6.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 6.02) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VIII constitutes an instrument for the payment of money, and consents and agrees that the Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.7 Continuing Guarantee. The guarantee in this Article VIII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.8 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.9 Release of Guarantors.

(a) A Guaranteed Obligation of any Subsidiary Guarantor and, where applicable, Holdings, shall automatically terminate and be of no further force or effect and such Subsidiary Guarantor or Holdings, where applicable, shall be deemed to be released and discharged from all obligations under this Article VII upon:

(i) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with this Agreement,

(ii) the Borrower designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under Section 4 of Annex A and the definition of “Unrestricted Subsidiary,” or

(iii) in the case of any Restricted Subsidiary which after the Closing Date is required to guarantee the Obligations pursuant to Section 10 of Annex A, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Obligations, provided that no Guaranteed Obligations of a Guarantor shall be released or terminated unless and until such Guarantee is released or terminated, as applicable, under the First Lien Credit Agreement and the Second Lien Indenture, and the Borrower shall have provided written notice thereof to the Collateral Agent and the Lender; and provided further that any guarantee that is reinstated under the First Lien Credit Agreement or the Second Lien Indenture shall be concurrently, automatically and without notice reinstated under this Agreement.

(b) A Guaranteed Obligation also shall be automatically released upon the applicable Subsidiary Guarantor ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the First Lien Credit Agreement or the Second Lien Indenture or other exercise of remedies in respect thereof.

Section 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Lender, and each Subsidiary Guarantor shall remain liable to the Lender for the full amount guaranteed by such Subsidiary Guarantor hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices and Deliveries. Except as otherwise expressly provided, all notices, communications and materials to be given or delivered pursuant to the Loan Documents shall be given or delivered in writing (which shall include telecopy transmissions) at the following respective addresses and telecopier numbers and to the attention of the following individuals or departments or at such other address or telecopier or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify:

(a)	if to the Borrower, to it at:

c/o Dyncorp International Inc.

1700 Old Meadow Road

McLean, VA 22102

Attention: Gregory Nixon

(b)	if to the Collateral Agent, to it at:

c/o Cerberus Capital Management, L.P.

875 Third Avenue 11th Floor

New York, NY 10022

Telephone No.: (212) 284-7931

Attention: Michael Sanford

(c)	if to the Lender, to it at:

c/o Cerberus Capital Management, L.P.

875 Third Avenue 11th Floor

New York, NY 10022

Telephone No.: (212) 284-7931

Attention: Michael Sanford

Notices, communications and materials shall be deemed given or delivered when delivered or received at the appropriate address or telecopy number to the attention of the appropriate individual or department.

Section 8.2 Amounts Payable Due upon Request for Payment. All amounts payable by the Borrower under the Loan Documents shall, except as otherwise expressly provided, be immediately due upon request for the payment thereof.

Section 8.3 Rights Cumulative. Each of the rights and remedies of the Secured Parties under the Loan Documents shall be in addition to all of its other rights and remedies under the Loan Documents and Applicable Law, and nothing in the Loan Documents shall be construed as limiting any such rights or remedies.

Section 8.4 Amendments; Waivers. Subject to the Intercreditor Agreement, any term, covenant, agreement or condition of the Loan Documents may be amended, and any right under the Loan Documents may be waived, if, but only if, such amendment or waiver is in writing and is signed by the Lender and, in the case of an amendment, by the Borrower. Unless otherwise specified in such waiver, a waiver of any right under the Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of the Lender under the Loan Documents or Applicable Law, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of the Lender under the Loan Documents or Applicable Law.

Section 8.5 Set-Off. Subject to the Intercreditor Agreement, the Lender is hereby authorized by the Loan Parties, at any time and from time to time, without notice, during any Event of Default, to set off against, and to appropriate and apply to the payment of, the Liabilities of the Loan Parties under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all Liabilities owing by the Lender or any of its Affiliates to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured and, in the case of Liabilities that are deposits, whether general or special, time or demand and however evidenced and whether maintained at a branch or office located within or without the United States).

Section 8.6 Assignments and Participations. (a) The Borrower may not assign any of its rights or obligations under the Loan Documents without the prior written consent of the Lender, and no assignment of any such obligation shall release the Borrower therefrom unless the Lender shall have consented to such release in a writing specifically referring to the obligation from which the Borrower is to be released.

(b) The Lender may assign or grant a participation in any or all of its rights and obligations under the Loan Documents from time to time.

(c) The Lender shall maintain a register (the “Register”) for the recordation of the names and addresses of the Lender and the principal amount of the Loans owing to the Lender from time to time. The entries in the Register shall be conclusive and binding absent manifest error and the Borrower and the Lender shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower at any reasonable time upon reasonable prior notice. In the event that a Lender sells a participation in a Loan, such Lender shall maintain a register (the “Participant Register”) for the recordation of the names and addresses of all participants in the Loans held by the Lender and the principal amount of the portion of the Loan that is subject to such participations. A Loan may be participated only by registration of such participation in the Participant Register, which shall be conclusive and binding absent manifest error. The Participant Register shall be available for inspection by the Borrower at any reasonable time upon reasonable prior notice.

Section 8.7 Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse DynCorp Funding LLC, in its capacity as both Lender and Secured Party, for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby

(including all Attorney Costs which shall be limited to Schulte Roth & Zabel LLP (and one local counsel in each applicable jurisdiction and, solely in the event of an actual conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Persons, taken as a whole) and (b) from and to the Closing Date, to pay or reimburse DynCorp Funding LLC, in its capacity as both Lender and Secured Party for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to Attorney Costs of one counsel to the the Secured Parties). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out-of-pocket expenses incurred by the Lender and the other Secured Parties. The agreements in this Section 8.7 shall survive the repayment of all Obligations. Subject to the Intercreditor Agreement, all amounts due under this Section 8.7 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under this Section 8.7 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within two (2) Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Lender in its sole discretion.

Section 8.8 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, from and after the Closing Date, the Loan Parties shall indemnify and hold harmless each Agent-Related Person, the Lender and its respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs which shall be limited to Attorney Costs of one counsel to the Secured Parties) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final, non-appealable judgment of a court of competent jurisdiction or (y) a material breach of its obligations under the

Loan Documents by such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by the final, non-appealable judgment of a court of competent jurisdiction. Neither any Indemnitee nor Holdings, the Borrower or any Subsidiary shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) except with respect to Loan Parties to the extent such damages would otherwise be subject to indemnification pursuant to this Section 8.8. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.8 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. Subject to the Intercreditor Agreement, all amounts due under this Section 8.8 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 8.8. The agreements in this Section 8.8 shall survive the resignation of DynCorp Funding LLC, in its capacity as either Lender or Secured Party, the replacement of, or assignment of rights by, any Lender, the repayment, satisfaction or discharge of all the Obligations.

Section 8.9 Governing Law. The rights and duties of the Borrower, Collateral Agent and the Lender under this Agreement and the Notes (including matters relating to the Maximum Permissible Rate) shall be governed by the law of the State of New York.

Section 8.10 Judicial Proceedings; Waiver of Jury Trial. The Borrower agrees that any judicial proceeding brought against it with respect to any Loan Document Related Claim may be brought in any court of competent jurisdiction in the City of New York and irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. The Borrower waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 8.01, and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Any judicial proceeding by the Borrower against a Secured Party involving any Loan Document Related Claim shall be brought only in a court located in the City and State of New York. THE LOAN PARTIES AND THE SECURED PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING ANY LOAN DOCUMENT RELATED CLAIM.

Section 8.11 Severability of Provisions. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Borrower hereby waives any provision of Applicable Law that renders any provision of the Loan Documents prohibited or unenforceable in any respect.

Section 8.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Section 8.13 Entire Agreement. This Agreement and the Note embody the entire agreement between the Borrower and the Secured Parties relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

Section 8.14 Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.15 Release of Collateral.

(a) Subject to Section 8.15(b) hereof, Collateral may be released from the Liens and security interests created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents, the Intercreditor Agreement and this Agreement. The Borrower and the Guarantors will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Obligations, and the Collateral Agent shall release the same from such Liens at the Borrower’s sole cost and expense, under one or more of the following circumstances:

(1) to enable the Borrower and its Restricted Subsidiaries to consummate the disposition of such property or assets to the extent permitted under Section 6 of Annex A; provided that any release of Collateral under this subclause (1), and any transaction resulting in the release of such Collateral, are not prohibited under this Agreement;

(2) in the case of a Guarantor that is released from its Guaranteed Obligations under Section 7.9, the release of the property and assets of such Guarantor;

(3) pursuant to an amendment or waiver in accordance with Section 8.4; or

(4) pursuant to the terms of the Intercreditor Agreement.

(b) With respect to any release of Collateral, upon receipt of an certificate of a Responsible Officer stating that all conditions precedent under this Agreement and the Collateral Documents and the Intercreditor Agreement to such release have been met and that it is proper for the Collateral Agent to execute and deliver the documents requested by the Borrower in connection with such release, and any instruments of termination, satisfaction or release prepared by the Borrower, the Collateral Agent shall execute, deliver or acknowledge (at the Borrower’s sole cost and expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement or the Collateral Documents or the Intercreditor Agreement. The Collateral Agent shall not be liable for any such release undertaken in reliance upon any such certificate of a Responsible Officer, and the Collateral

Agent shall not, and shall not be under any obligation to, release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, (i) unless and until it receives such certificate of a Responsible Officer or (ii) if the Intercreditor Agreement expressly provides for automatic release of Collateral under this Agreement with no further action required by the Collateral Agent.

Section 8.16 Intercreditor. Notwithstanding anything herein to the contrary, the Lender (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consent to the subordination provided for in the Intercreditor Agreement and (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement. To the extent of any conflict between the terms and provisions of this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

ARTICLE IX

COLLATERAL AGENT AND OTHER AGENTS

Section 9.1 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.2 Delegation of Duties.

The Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.3 Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.4 Reliance by Agents.

The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Lender as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lender against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lender and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lender.

Section 9.5 Credit Decision; Disclosure of Information by Agents.

The Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Collateral Agent hereafter taken, including any review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to the Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. The Lender represents to the Collateral Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. The Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. The Collateral Agent shall not have any duty or responsibility to provide the Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.6 Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata (if applicable), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.6. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.6 applies whether any such investigation, litigation or proceeding is brought by the Lender or any other Person. Without limitation of the foregoing, the Lender shall reimburse the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.6 shall survive termination of the commitments, the payment of all other Obligations and the resignation of the Collateral Agent, as the case may be.

Section 9.7 Successor Agents.

The Collateral Agent may resign as the Collateral Agent upon thirty (30) days’ notice to the Lender and the Borrower. If the Collateral Agent resigns under this Agreement, the Lender shall appoint a successor agent for the Lender, which successor agent shall be consented to by the Borrower at all times (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation, the Collateral Agent, may appoint, after consulting with the Lender and the Borrower, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent and/or Supplemental Agent, as the case may be, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring the Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Article IX and Sections 8.7 and 8.8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Collateral Agent by the date which is thirty (30) days following the retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lender shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Lender appoints a successor agent as provided for above. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Lender may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Sections 10 and 19 of Annex A are satisfied, the Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Collateral Agent.

Section 9.8 Collateral Agent May File Proofs of Claim.

Subject to the Intercreditor Agreement, in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Lender shall have made any demand on the Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender and the Collateral Agent allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Lender, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent under this Agreement.

Section 9.9 Collateral and Guaranty Matters.

The Lender irrevocably agrees:

(a) that any Lien on any property granted to or held by the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the commitments and payment in full of all Obligations, (ii) at the time the property subject to such Lien is disposed or to be substantially simultaneously disposed as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and the transferee is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 8.4, if the release of such Lien is approved, authorized or ratified in writing by the Lender or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its Guaranteed Obligations pursuant to clause (c) or (d) below;

(b) the Collateral Agent is authorized to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document on any assets that are excluded from the Collateral; and

(c) that any Guarantor shall be automatically released from its Guaranteed Obligations if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary (other than pursuant to (i) clause (a) of the definition thereof unless such Restricted Subsidiary ceases to be a Restricted Subsidiary or (ii) clause (b) of the definition thereof unless, in the case of this subclause (ii), the Borrower delivers a written request to the Collateral Agent for such release and no Default has occurred and is continuing at such time) as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of First Lien Credit Agreement, Second Lien Notes or Senior Notes.

Upon request by the Collateral Agent at any time, Lender will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its Guaranteed Obligaitons pursuant to this Section 9.9. In each case as specified in this Section 9.9, the Collateral Agent will (and the Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its Guaranteed Obligations, in each case in accordance with the terms of the Loan Documents and this Section 9.9.

Section 9.10 Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Collateral Agent is hereby authorized to appoint an additional individual or institution selected by the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 8.7 and 8.8 that refer to the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to it or its such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers all as of the Closing Date.

DYNCORP INTERNATIONAL INC.

By:	/s/ William T. Kansky
Name: William T. Kansky
Title: Senior Vice President and Chief Financial Officer

DELTA TUCKER HOLDINGS, INC.

By:	/s/ William T. Kansky
Name: William T. Kansky
Title: Senior Vice President and Chief Financial Officer

DIV CAPITAL CORPORATION
DTS AVIATION SERVICES LLC
DYN MARINE SERVICES OF VIRGINIA LLC
DYNCORP AEROSPACE OPERATIONS LLC
DYNCORP INTERNATIONAL LLC
DYNCORP INTERNATIONAL SERVICES LLC
HELIWORKS LLC
PHOENIX CONSULTING GROUP, LLC
SERVICES INTERNATIONAL LLC
WORLDWIDE MANAGEMENT AND CONSULTING SERVICES LLC
WORLDWIDE RECRUITING AND STAFFING SERVICES LLC

By:	/s/ William T. Kansky
Name: William T. Kansky
Title: Senior Vice President and Chief Financial Officer

CASALS & ASSOCIATES, INC.

By:	/s/ William T. Kansky
Name: William T. Kansky
Title: Vice President, Chief Financial Officer and Treasurer

[Signature Page to Third Lien Credit Agreement]

DYNCORP FUNDING LLC, as Lender and as Secured Party

By: Cerberus Capital Management, L.P., its Manager

By:	/s/ Seth P. Plattus
Name: Seth P. Plattus
Title: Senior Managing Director

[Signature Page to Third Lien Credit Agreement]

ANNEX A

Section 1 Payment of Loans.Subject to the Intercreditor Agreement, the Borrower shall promptly pay the principal of and interest on the Loans on the dates and in the manner provided in this Agreement. Subject to the Intercreditor Agreement, the Borrower shall pay interest on overdue principal at the rate specified in this Agreement, and it shall pay interest on overdue installments of interest at the same rate set forth in this Agreement to the extent lawful.

Section 2 Reports and other Information. Notwithstanding that the Borrower may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Borrower shall file with the SEC (and provide the Lender with copies thereof, without cost to the Lender, within 15 days after it files them with the SEC),

(a) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Borrower were then subject to such SEC reporting requirements as a non-accelerated filer), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information,

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Borrower were then subject to such SEC reporting requirements as a non-accelerated filer), quarterly reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information,

(c) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(d) any other information, documents and other reports that the Borrower would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act; provided, however, that the Borrower shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Borrower shall put such information on its website, in addition to providing such information to the Lender, in each case within 15 days after the time the Borrower would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. For the avoidance of doubt, the obligations of the Borrower under this Section 2 shall commence with respect to the Borrower’s first fiscal quarter that ends after the Closing Date.

Notwithstanding the foregoing, the Borrower will be deemed to have furnished such reports referred to above to the Lender if the Borrower or any direct or indirect parent of the Borrower (including Holdings) has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that:

(i) the rules and regulations of the SEC permit any direct or indirect parent of the Borrower (including Holdings) to report at such parent entity’s level on a consolidated basis and such parent entity of the Borrower is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Borrower, or

(ii) such parent entity is or becomes a Guarantor of the Obligations, such consolidated reporting at such parent entity’s level in a manner consistent with that described in this Section 2 for the Borrower will satisfy this Section 2; provided that, such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Subsidiaries on a stand-alone basis, on the other hand.

Delivery of such reports, information and documents to the Lender is for informational purposes only and the Lender’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder.

Section 3 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (i) Holdings and the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and (ii) the Borrower shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock.

(b) The limitations set forth in Section 4.03(a) shall not apply to (collectively, “Permitted Debt”):

(i) the Incurrence by Holdings or its Restricted Subsidiaries of Indebtedness under the First Lien Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed $368.0 million outstanding at any one time, less the sum of the amounts of (x) all permanent reductions of Indebtedness thereunder as a result of principal payments actually made (A) with net cash proceeds from Asset Sales, (B) as Amortization Payments and (C) under excess cash flow mandatory prepayment provisions under the First Lien Credit Agreement, plus (y) all permanent reductions in revolving credit commitments under the First Lien Credit Agreement other than in connection with a substantially concurrent refinancing or replacement of the amount so reduced;

(ii) the Incurrence by Holdings, the Borrower and the Subsidiary Guarantors of Indebtedness represented by the Second Lien Notes issued on the Closing Date (including PIK Notes (as defined in the Second Lien Indenture as in effect on the date hereof) and any increased principal amount of Notes as payment for PIK Interest (as defined in the Second Lien Indenture as in effect on the date hereof)) and the guarantees thereof, as applicable;

(iii) (A) Indebtedness existing on the Closing Date (other than Indebtedness described in clauses (i), (ii) and subclause (B) of this clause (iii) of this Section 3(b)), including without limitation any Senior Notes (and guarantees thereof) that remain outstanding on the Closing Date after giving effect to the Refinancing Transactions; and (B) the Indebtedness under the Loan Documents (and guarantees thereof);

(iv) Indebtedness (including Capitalized Lease Obligations) Incurred by Holdings or any of its Restricted Subsidiaries, Disqualified Stock issued by Holdings or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Borrower to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (iv), not to exceed the greater of (x) $18.75 million and (y) 0.95% of Total Assets at the time of Incurrence, at any one time outstanding;

(v) Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(vi) Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Holdings in accordance with the terms of this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of Holdings to a Restricted Subsidiary; provided that such Indebtedness shall be Subordinated Indebtedness and either unsecured or, if secured, secured by a Lien that is junior in priority to the Lien securing the Loans; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(ix) Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guaranteed Obligations of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(x) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) not to exceed $25.0 million at any one time outstanding: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary in the ordinary course of business;

(xii) Indebtedness or Disqualified Stock of Holdings or any Restricted Subsidiary of Holdings and Preferred Stock of any Restricted Subsidiary of the Borrower in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed $18.75 million at any one time outstanding; provided, however, that notwithstanding the foregoing provision, any Unsecured Indebtedness that is pari passu with the Second Lien Notes in right of payment, or any Secured Indebtedness that is secured with a Lien on the Collateral on a pari passu basis with the Lien securing the Second Lien Notes Incurred under this clause (xii) may not exceed $6.25 million at any one time outstanding, and provided further that no Indebtedness that is senior to the Second Lien Notes in right of payment or is Secured Indebtedness that is secured with a Lien on the Collateral having a senior priority to the Lien securing the Second Lien Notes may be incurred under this clause (xii);

(xiii) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of Holdings or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by Holdings or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guaranteed Obligations with respect to the Loans substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guaranteed Obligations of such Restricted Subsidiary, as applicable;

(xiv) the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of Holdings which serves to refund, refinance or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under clauses (ii), (iii)(A), this clause (xiv), (xv), (xviii), (xx) and (xxii) of this Section 3(b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums, fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(B) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(C) to the extent such Refinancing Indebtedness refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness also constitutes Subordinated Indebtedness or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(D) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium, fees and expenses Incurred in connection with such refinancing; and

(E) shall not include (x) Indebtedness of a Restricted Subsidiary of Holdings that is not the Borrower or a Guarantor that refinances Indebtedness of Holdings, the Borrower or a Guarantor, or (y) Indebtedness of Holdings or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

and provided further that any Refinancing Indebtedness incurred with respect to Senior Notes that remain outstanding on the Closing Date after giving effect to the Refinancing Transactions (x) must be subordinated to the Loans in right of payment and, (y) if secured, must be secured on a subordinated basis with the Loans and (z) must otherwise comply with the provisions relating to the Senior Notes under Section 4(b)(iii);

(xv) Indebtedness, Disqualified Stock or Preferred Stock, not to exceed $37.5 million at any one time outstanding, (x) of Holdings or any of its Restricted Subsidiaries Incurred to finance an acquisition and (y) of Persons that are acquired by Holdings or any of its Restricted Subsidiaries or merged into Holdings or a Restricted Subsidiary in accordance with the terms of this Agreement; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(A) the Fixed Charge Coverage Ratio of Holdings and its Subsidiaries on a consolidated basis for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of such acquisition would have been at least 1.50 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; or

(B) the Fixed Charge Coverage Ratio of Holdings and its Subsidiaries on a consolidated basis after giving pro forma effect to such acquisition for the most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date of such acquisition would be greater than immediately prior to such acquisition;

(C) provided further, however, that (A) any such Indebtedness has a Stated Maturity at least six months later than the Stated Maturity of the Second Lien Notes and (B) any such Indebtedness of Holdings, the Borrower or a Guarantor shall either be Unsecured Indebtedness or Secured Indebtedness that is secured with a Lien on the Collateral on a junior basis to the Lien securing the Second Lien Notes;

(xvi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xvii) Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the First Lien Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xviii) Contribution Indebtedness;

(xix) Indebtedness in an aggregate amount not to exceed $31.25 million at any one time outstanding of Holdings or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in the case of each of clauses (x) and (y), in the ordinary course of business and on an unsecured basis;

(xx) Indebtedness of Foreign Subsidiaries of Holdings in an aggregate amount not to exceed $12.5 million at any one time outstanding;

(xxi) [reserved]; and

(xxii) Indebtedness under the Foreign L/C Facility in an aggregate principal amount not to exceed $37.5 million at any time outstanding; provided that such Indebtedness may be recourse to Holdings, but shall not be secured by a Lien on the assets of Holdings, the Borrower or any Subsidiary Guarantor.

(c) For purposes of determining compliance with this Section 3, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to Section 3(a), the Borrower shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 3; provided that all Indebtedness under the First Lien Credit Agreement outstanding on the Closing Date shall be deemed to have been Incurred pursuant to clause (i) of Section 3(b), and the Borrower shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 3. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 3.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(e) For purposes of this Agreement, (1) Unsecured Indebtedness shall not be treated as subordinated in right of payment to any Secured Indebtedness merely because it is unsecured, (2) senior Indebtedness that is Secured Indebtedness shall not be treated as subordinated in right of payment to any other Secured Indebtedness merely because it has a junior priority with respect to the same collateral, (3) Indebtedness shall not be treated as subordinated in right of payment to any other Indebtedness merely because of maturity date, order of payment or order of application of funds and (4) Indebtedness that is not guaranteed shall not be treated as subordinated in right of payment to any other Indebtedness that is guaranteed merely because it is not guaranteed.

Section 4 Limitation on Restricted Payments.

(a) Holdings and the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Borrower (other than (A) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or (B) dividends or distributions by Holdings or a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Borrower or Holdings or any other direct or indirect parent of the Borrower;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Senior Notes that remain outstanding after the consummation of the Refinancing Transactions;

(iv) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 3(b)); or

(v) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as “Restricted Payments”).

(b) The provisions of Section 4(a) shall not prohibit:

(i) [reserved];

(ii) (A) the redemption, repurchase, retirement or other acquisition of (x) Senior Notes that remain outstanding after the consummation of the Refinancing Transactions in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Borrower or any other direct or indirect parent of the Borrower or contributions to the equity capital of the Borrower (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries), or (y) Subordinated Indebtedness of Holdings or any Restricted Subsidiary), in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings or any direct or indirect parent of Holdings or contributions to the equity capital of Holdings (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries), or (z) Subordinated Indebtedness of the Borrower or any Restricted Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower or contributions to the equity capital of the Borrower (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”);

(B) [reserved];

(C) the redemption, repurchase, retirement, or other acquisition of Equity Interests (the “Retired Capital Stock”) of the Borrower or Holdings or any other direct or indirect parent of the Borrower solely in exchange for Equity Interests of the Borrower or Holdings or any other direct or indirect parent of the Borrower (other than any Disqualified Stock); and

(D) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock;

(iii) the redemption, repurchase or other acquisition or retirement of (x) Senior Notes that remain outstanding after the consummation of the Refinancing Transactions or (y) Subordinated Indebtedness of the Borrower or any Guarantor, in each case, made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or any Guarantor which is Incurred in accordance with Section 3 so long as:

(A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness or Senior Notes being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Senior Notes being so redeemed, repurchased, acquired or retired plus any fees and expenses Incurred in connection therewith);

(B) with respect to Senior Notes, such new Indebtedness is subordinated in right of payment to the Loans or the related Guaranteed Obligations, as the case may be, and (ii) with respect to Subordinated Indebtedness of the Borrower or any Guarantor, such new Indebtedness is subordinated in right of payment to the Loans or the related Guaranteed Obligations, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(C) with respect to Senior Notes, such new Indebtedness has a Stated Maturity after the Stated Maturity of the Second Lien Notes and (ii) with respect to Subordinated Indebtedness, such new Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(D) such new Indebtedness has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Senior Notes being so redeemed, repurchased, acquired or retired; and

(E) (i) with respect to Senior Notes, such new Indebtedness shall be secured on a subordinated basis with the Loans or Unsecured Indebtedness, (ii) with respect to Subordinated Indebtedness that is Unsecured Indebtedness, such new Indebtedness shall be Unsecured Indebtedness and (iii) with respect to Subordinated Indebtedness that is Secured Indebtedness and secured with a Lien on the Collateral having a junior priority to the Lien securing the Loans, such new Indebtedness shall either be Unsecured Indebtedness or shall be Secured Indebtedness secured with a Lien on the Collateral having a junior priority to the Lien securing the Loans;

(iv) the repurchase, retirement or other acquisition (or dividends to Holdings or any other direct or indirect parent of Holdings to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Borrower or Holdings or any other direct or indirect parent of the Borrower held by any future, present or former employee, director or consultant of the Borrower or Holdings or any other direct or indirect parent of the Borrower or any Subsidiary of the Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $2.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of $5.0 million in the aggregate in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Borrower or Holdings or any other direct or indirect parent of the Borrower (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries or Holdings or any other direct or indirect parent of the Borrower that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount otherwise available for Restricted Payments under any clause of this Section 4 other than this Section 4(a)(iv)); plus

(B) the cash proceeds of key man life insurance policies received by the Borrower or Holdings or any other direct or indirect parent of the Borrower (to the extent contributed to the Borrower) and its Restricted Subsidiaries after the Closing Date;

(provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year);

(v) [reserved];

(vi) [reserved];

(vii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of (x) $31.25 million and (y) 1.60% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding;

(viii) [reserved];

(ix) Restricted Payments that are made with Excluded Contributions;

(x) [reserved];

(xi) [reserved];

(xii) the payment of dividends or other distributions to Holdings or any other direct or indirect parent of the Borrower in amounts required for Holdings or such other parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such entity to the extent such income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries by virtue of such entity being the common parent of a consolidated or combined tax group of which the Borrower and/or its Restricted Subsidiaries are members; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that the Borrower and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Borrower and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(xiii) the payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent, other than the Sponsor, solely in the amount required for such entity to, if applicable:

(A) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of the Borrower, other than the Sponsor, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any other direct or indirect parent of the Borrower, if applicable, and ordinary course fees, expenses, salaries, bonuses, benefits, and indemnities of Holdings or any other direct or indirect parent of the Borrower, other than the Sponsor, paid to service providers that are non-Affiliates of the Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are directly attributable to the ownership or operation of the Borrower, if applicable, and its Subsidiaries; provided that, for the avoidance of doubt, no ordinary course fees, expenses, salaries, bonuses, benefits and indemnities or general administrative, corporate operating, overhead and other customary and ordinary course fees and expenses not directly attributable to the Borrower and its Subsidiaries may be paid under this Section 4(xiii)(A); and

(B) pay fees and expenses Incurred by Holdings related to any unsuccessful equity or debt offering of Holdings;

(xiv) the making of loans to Holdings or any other direct or indirect parent of the Borrower, other than the Sponsor, to, fund the payment of fees and expenses owed by the Borrower or Holdings or any other direct or indirect parent of the Borrower, other than the Sponsor, as the case may be, or Restricted Subsidiaries of the Borrower to Affiliates, other than the Sponsor, in each case to the extent permitted by Section 7;

(xv) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; provided that no cash payments shall be permitted pursuant to this Section 4(b)(xv);

(xvi) [reserved];

(xvii) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Restricted Subsidiaries pursuant to provisions similar to those described under Sections 4.06 and 4.08 under the Second Lien Indenture (as in effect on the date hereof);

(xviii) [reserved]; and

(xix) any Restricted Payments made in connection with the consummation of the Refinancing Transactions as described in the Offering Memorandum;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under this Section 4(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the Closing Date, all of the Borrower’s Subsidiaries shall be Restricted Subsidiaries, except for Global Linguist Solutions LLC, which will be an Unrestricted Subsidiary. The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 5 Dividend and Other Payment Restrictions Affecting Subsidiaries. Holdings and the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(b) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect or entered into on the Closing Date pursuant to (x) the First Lien Credit Agreement, (y) the Second Lien Notes and (z) pursuant to any other agreement in effect on the Closing Date;

(ii) this Agreement, the Collateral Documents, the Intercreditor Agreement, and guarantees thereof;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that such encumbrance or restriction does not adversely affect the Borrower’s ability to make interest and principal payments on the Loans;

(v) contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(vii) customary provisions in joint venture agreements entered into in the ordinary course of business;

(viii) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business (and permitted under the Collateral Documents) that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(ix) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(x) [reserved];

(xi) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of Holdings that is Incurred subsequent to the Closing Date pursuant to Section 3; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower in good faith);

(xii) any Restricted Investment not prohibited by Section 4 and any Permitted Investment;

(xiii) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 3 and 11 that limit the right of the debtor to dispose of the assets securing such Indebtedness; and

(xiv) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 5, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 6 Asset Sales.

(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(i) the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of;

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Loans) that are assumed by the transferee of any such assets, and

(B) any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Restricted Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received), shall each be deemed to be Cash Equivalents for the purposes of this Section 6;

Section 7 Transactions with Affiliates.

(a) Holdings and the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $1.25 million, unless such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person;

(b) The provisions of Section 7(a) shall not apply to the following:

(i) (A) transactions between or among Holdings and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (B) any merger or consolidation of the Borrower and Holdings or any other direct parent of the Borrower; provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Borrower, or Holdings, as applicable, and such merger or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) (A) Restricted Payments permitted by Section 4 and (B) Permitted Investments;

(iii) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any Restricted Subsidiary of Holdings or any other direct or indirect parent of the Borrower;

(iv) [reserved];

(v) payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the members of the Board of Directors of the Borrower or Holdings in good faith, excluding, for the avoidance of doubt, any such payments or loans made pursuant to clause (vi) below;

(vi) the Master Consulting and Advisory Services Agreement as in effect on the Closing Date or any amendment thereto or any transaction contemplated thereby; provided that the Borrower may make payments, not to exceed $7.5 million in any fiscal year, with respect to (A) executives seconded to the Borrower or any of its Restricted Subsidiaries from Cerberus Operations and Advisory Company LLC and (B) personnel of Cerberus Operations and Advisory Company LLC that provide services to the Borrower or any of its Restricted Subsidiaries at cost on a weekly, monthly or pro-rated basis;

(vii) [reserved];

(viii) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Holdings and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Holdings, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with Unrestricted Subsidiaries entered into in the ordinary course of business;

(ix) [reserved];

(x) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower or Holdings to any Permitted Holder or to Holdings or any other direct or indirect parent of the Borrower or Holdings or to any director, officer, employee or consultant thereof;

(xi) [reserved];

(xii) [reserved];

(xiii) any contribution to the capital of Holdings or the Borrower;

(xiv) transactions permitted by, and complying with, the provisions of Section 21;

(xv) transactions between Holdings or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or Holdings or any other direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person;

(xvi) pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii) any employment agreements entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or Holdings or any other direct or indirect parent of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith;

(xix) the entering into of any tax sharing agreement or arrangement and any payments permitted by Section 4(b)(xii);

(xx) transactions to effect the Refinancing Transactions, including entry into this Agreement, entry into the security documents relating thereto and performance of the obligations of the Borrower and its Restricted Subsidiaries thereunder, and the payment of all fees and expenses related to the Refinancing Transactions;

(xxi) payments for back office shared services that are paid at cost (subject to any higher transfer pricing required in certain foreign operations) pursuant to contractual joint venture arrangements pursuant to which Holdings or any of its Restricted Subsidiaries are party, in the ordinary course of business; provided that the exception under this clause (xxi) shall not permit any payments to the Sponsor;

(xxii) transactions with the Sponsor permitted under the First Lien Credit Agreement as in effect on the Closing Date solely to the extent (x) directly related to its Class B Revolving Credit Commitment(s) (as defined in the First Lien Credit Agreement) or Class B Revolving Credit Loan(s) (as defined in the First Lien Credit Agreement) thereunder and (y) on the same terms as for similar transactions with Class B Revolving Credit Lenders (as defined in the First Lien Credit Agreement) thereunder; and

(xxiii) transactions with any Debt Fund Affiliate (as defined in the First Lien Credit Agreement) or Non-Debt Fund Affiliate (as defined in the First Lien Credit Agreement) permitted by the First Lien Credit Agreement solely to the extent (i) directly related to its commitment(s) or loan(s) thereunder and (ii) on the same terms as for similar transactions with other lenders of the applicable class thereunder.

Section 8 Change of Control.

(a) Subject to the Intercreditor Agreement, upon the occurrence of a Change of Control, Lender shall have the right to require the Borrower to repay all or any part of such

Lender’s Loans at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repayment, in accordance with the terms contemplated in this Section 8; provided, however, that notwithstanding the occurrence of a Change of Control, the Borrower shall not be obligated to repay any Loans pursuant to this Section 8 in the event that it has exercised its right to repay the Loans in accordance with Section 2.4 of this Agreement.

In the event that at the time of such Change of Control the terms of the First Lien Credit Agreement, Second Lien Indenture or the Intercreditor Agreement, restrict or prohibit the repayment of Loans pursuant to this Section 8, then prior to the mailing of the notice to the Lender provided for in Section 4(b) but in any event within 30 days following any Change of Control, the Borrower shall (i) (x) repay in full the First Lien Credit Agreement and (y) repay in full the Second Lien Notes or (ii) obtain the requisite consent, if required, under the First Lien Credit Agreement and the Second Lien Indenture to permit the repayment of Loans as provided for in Section 8(b).

(b) Within 30 days following any Change of Control, except to the extent that the Borrower has exercised its right to repay the Loans in accordance with Section 2.4 of this Agreement, the Borrower shall mail a notice (a “Change of Control Offer”) to Lender stating:

(i) that a Change of Control has occurred and that, subject to the Intercreditor Agreement, Lender has the right to require the Borrower to repay all or a portion of such Lender’s Loans at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repayment;

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iv) the instructions determined by the Borrower, consistent with this Section 8, that Lender must follow in order to have its Loans repaid.

(c) If the Lender elects to have Loans repaid, it shall be required to surrender any Notes , with an appropriate form duly completed, to the Borrower at the address specified in the notice on the repayment date. The Lender shall be entitled to withdraw its election if the Borrower receives not later than two Business Days prior to the repayment date a telegram, telex, facsimile transmission or letter setting forth a statement that the Lender is withdrawing its election to have the Loans repaid.

(d) On the repayment date, subject to the Intercreditor Agreement, the Borrower shall pay the repayment price plus accrued and unpaid interest to the Lender.

(e) Notwithstanding the foregoing provisions of this Section 8, the Borrower shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 8(b) applicable to a Change of Control Offer made by the Borrower and repays all Loans elected to be repaid and not withdrawn under such Change of Control Offer in compliance with such requirements.

(f) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

Section 9 [Reserved].

Section 10 Future Guarantors. If (x) the Borrower acquires or creates any direct or indirect Restricted Subsidiary that is not an Excluded Subsidiary after the Closing Date (unless such Subsidiary is already a Guarantor) (y) any Excluded Subsidiary ceases to constitute an Excluded Subsidiary or (z) any existing Unrestricted Subsidiary is designated as a Restricted Subsidiary in accordance with the provisions set forth under Section 4 and the definition of “Unrestricted Subsidiary”, the Borrower shall cause such Restricted Subsidiary, at the earlier of (A) within 45 days after the date of such acquisition, formation, cessation or designation, or (B) concurrently (to the extent reasonably practicable) with the guarantee under the First Lien Credit Agreement or the Second Lien Indenture by such Subsidiary, to (1) execute and deliver to the Lender a joinder to this Agreement pursuant to which such Subsidiary will become a Guarantor under this Agreement and (2) execute and deliver to the Lender a joinder to the Collateral Documents and take all actions necessary to perfect the Liens created thereunder (to the extent required by the Collateral Documents), all of such Liens to be subject to the Intercreditor Agreement.

Section 11 Liens. Holdings and the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset, property or revenues, whether owned on the Closing Date or acquired thereafter of Holdings, the Borrower or any of the Restricted Subsidiaries.

Section 12 [Reserved].

Section 13 [Reserved].

Section 14 [Reserved].

Section 15 [Reserved].

Section 16 Corporate Existence. Subject to the provisions described under Section 21, each of Holdings and the Borrower shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings, the Borrower or any such Restricted Subsidiary and (b) the material rights (charter and statutory), licenses and franchises of Holdings, the Borrower and their Restricted Subsidiaries; provided, however, that Holdings and the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of their Restricted Subsidiaries, if Holdings or the Borrower, as applicable shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole; and provided further that this covenant does not prohibit any transaction otherwise permitted by Section 6.

Section 17 Maintenance of Property; Insurance.

(a) Each of Holdings and the Borrower shall, and shall cause their Restricted Subsidiaries to, cause all material properties owned by or leased by the Borrower or any of its Restricted Subsidiaries used or useful to the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in normal condition, repair and working order (ordinary wear and tear excepted) and supplied with all reasonably necessary equipment and shall cause to be made all repairs, renewals, replacements, and betterments thereof, all as in its judgment may be reasonably necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this covenant shall prevent Holdings, the Borrower or any of their Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the management of Holdings, the Borrower or any such Restricted Subsidiary, necessary or desirable in the conduct of the business of Holdings, the Borrower or any such Restricted Subsidiary; and provided further that nothing in this covenant shall prevent Holdings, the Borrower or any of its Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Agreement.

(b) Each of Holdings and the Borrower shall maintain, and shall cause their Restricted Subsidiaries to maintain, insurance (including appropriate self-insurance) with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily, in the reasonable opinion of Holdings or the Borrower, carried by similar businesses of similar size.

Section 18 Program Specific Accounts. The Borrower shall not permit, as of the first day of each month, the amount of cash and Cash Equivalents deposited in Program Specific Accounts to exceed the amounts necessary for anticipated operating expenses (including payroll) and to comply with applicable statutory or regulatory obligations in connection with the programs directly related to such Program Specific Accounts for the following three-month period as determined by the Borrower in good faith.

Section 19 After-Acquired Collateral; Further Assurances.

(a) From and after the Closing Date, subject to certain limitations and exceptions (including the exclusion of any securities or other equity interests of any of the Borrower’s Subsidiaries) and as otherwise set forth in the Collateral Documents, the Intercreditor Agreement, the definition of “Collateral and Guarantee Requirement” set forth in Section 1.01 and this Section 19), if the Borrower or any Guarantor creates any additional security interest upon any property or asset to secure any First Lien Obligations (which include Obligations in respect of the First Lien Credit Agreement) or Permitted Second Lien Obligations , it must concurrently grant a third-priority security interest (subject only to the liens securing the First Lien Obligations, Permitted Second Lien Obligations and certain other Permitted Liens) upon such property as security for the Indebtedness and Obligations. If granting a security interest in such property requires the consent of a third party, the Borrower will use commercially reasonable efforts to obtain such consent with respect to the third-priority security interest for the benefit of the Collateral Agent. If such third party does not consent to the granting of the first-priority security interest or second-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest, solely to the extent such security interest is not provided under the First Lien Credit Agreement or Second Lien Notes.

(b) The Borrower and each Guarantor, at their sole cost and expense, shall take all action necessary or, on or after the Discharge of the Second Lien Obligations, reasonably requested by the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied including:

(i) each Guarantor that is newly formed, acquired or designated pursuant to Section 10 to take all action necessary to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including, within 45 days after such formation, acquisition, cessation or designation, or such longer period as the Collateral Agent may agree in writing in its reasonable discretion:

(A) cause each Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent (as appropriate) a joinder to the Collateral Documents and take all actions necessary to perfect the Liens created thereunder;

(B) cause each Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) take and cause such Guarantor pursuant to the Collateral and Guarantee Requirement and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary or as the Collateral Agent may reasonably request to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement or the Collateral Documents, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement or the Collateral Documents;

(ii) as promptly as practicable after the request therefor by the Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower; provided, however, that there shall be no obligation to deliver to the Collateral Agent any existing environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than Holdings or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(iii) if reasonably requested by the Collateral Agent, within sixty (60) days after such request or such longer period as the Collateral Agent may agree in writing in its reasonable discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement or the Collateral Documents, but not specifically covered by the preceding clauses (A), (B) or (C) or clause (iv) below;

(iv) not later than 60 days after the acquisition by the Borrower or any Guarantor of Material Real Property (or such longer period as the Collateral Agent may agree) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, each such acquiring Borrower or Guarantor to cause such property to be subject to a Lien and mortgage in favor of the Collateral Agent and take, or Holdings to cause the relevant Borrower or Guarantor to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(v) not later than 45 days after the acquisition by the Borrower or any Guarantor of any other property or assets that are required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement (or such longer period as the Collateral Agent may agree), which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, each such acquiring Borrower or Guarantor (i) to cause such property to be subject to a Lien and security interest in favor of the Collateral Agent and (ii) to take such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement; and

(vi) always ensuring that the Obligations are secured by a third-priority security interest in all the Equity Interests of the Borrower, subject to any Permitted Lien.

(c) The Borrower and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Collateral Documents in the Collateral. In addition, from time to time, the Borrower will reasonably promptly secure the obligations under this Agreement and the Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral. Such security interests and Liens will be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents as may be reasonably required.

Section 20 Information Regarding Collateral.

(a) The Borrower shall furnish to the Collateral Agent, with respect to the Borrower or any Guarantor, prompt written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or type of organization or corporate structure or (iv) chief executive officer. The Borrower and the Guarantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected third-priority security interest (subject only to the liens securing the First Lien Obligations, Permitted Second Lien Obligations and certain other Permitted Liens) in all the Collateral

Section 21 Fundamental Changes. None of Holdings, the Borrower or any of the Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in the United States); provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or the Borrower or any Subsidiary may change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 3 and 4, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Lender, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if requested by the Lender, each mortgagor of a mortgaged property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable mortgage (or other instrument reasonably satisfactory to the Lender) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Lender a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 4; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 19 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f) [reserved]; and

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.

Section 22 Use of Proceeds. The Borrower shall use the proceeds of the Loans in the manner set forth in Section 4.11.